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                                                                   Exhibit 10.16


                              Description of CT&T
                 Quality Business Management Incentive Program
                                    for the
             Presidents of CT&T and Chicago Title Insurance Company
                            (as currently in effect)


         The CT&T Quality Business Management Incentive Program for the Presidents of CT&T and Chicago Title Insurance Company (the "QBMI Program") is a long-term incentive plan designed to reward the Presidents of CT&T and Chicago Title Insurance Company for favorable title insurance claims experience. An amount equal to 25 percent of the annual cash bonus earned by each of the Presidents under the Presidents' Plan of CT&T is deferred under the QBMI Program for a four-year period beginning with the year in which such cash bonus is earned.

         If actual title insurance claims experience during the deferral period compares favorably with a pre-established hypothetical claims experience deemed acceptable by the Board of Directors of CT&T, each of the Presidents will be entitled to receive his deferred amount in full with interest at a rate during the deferral period equal to the average of the prime rates of the nation's largest banks and the three-year U.S. Treasury note yield as of June 30 and December 31 of each year, each as published in The Wall Street Journal. In addition, each of the Presidents will be entitled to a related incentive payment calculated in accordance with the method explained below.

         If actual title insurance claims experience during the deferral period compares unfavorably with the pre-established hypothetical claims experience, each of the Presidents will be subject to a reduction in his deferred amount calculated in accordance with the method explained below.

         The incentive payment or the reduction in the deferred amount is determined by calculating the difference between the actual loss ratio (which is the total dollar value of claims filed during the deferral period on policies written in the first year of the deferral period divided by revenues earned in the first year of the deferral period) and the pre-established hypothetical loss ratio, multiplying such difference by the revenues earned in the first year of the deferral period, and then multiplying the product by a pre-established percentage. The resulting incentive amount or reduction in the deferred amount is allocated between the Presidents in the same proportion as their total cash bonuses in the first year of the deferral period. The incentive payment is limited to four times the amount of the deferral, and the reduction is limited to the amount of the deferral.